Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of February 4, 2022 among (i) Romeo Systems, Inc., a Delaware corporation (“Purchaser”), (ii) Romeo Power, Inc., a Delaware corporation (“Romeo Power”), (iii) BorgWarner Ithaca LLC, a Delaware limited liability company (“Seller”), (iv) BorgWarner Inc., a Delaware corporation (“BorgWarner”), and (v) BorgWarner Romeo Power LLC, a Delaware limited liability company (the “Joint Venture”). Purchaser, Romeo Power, Seller, BorgWarner and the Joint Venture are referred to collectively as the “Parties.”

RECITALS

A.       On May 6, 2019, Purchaser, Seller entered into a Joint Venture Operating Agreement (the “Joint Venture Agreement”) memorializing their formation of BorgWarner Romeo Power LLC as the Joint Venture.

B.       Seller owns 60% of the membership interest of the Joint Venture (the “Seller Membership Interest”), and Purchaser owns 40% of the membership interest of the Joint Venture.

C.       Pursuant to Section 6.13 of the Joint Venture Agreement, (i) on October 25, 2021 Seller delivered an Exercise Notice (as defined in the Joint Venture Agreement) to Purchaser to exercise Seller’s option under the Joint Venture Agreement to sell the Seller Membership Interest to Purchaser (the “Seller Put Option”), and (ii) on January 4, 2022 Alvarez & Marsal Valuation Services, LLC, an independent appraiser selected pursuant to the terms of the Joint Venture Agreement, delivered a report indicating its final determination that the Market Value (as defined in the Joint Venture Agreement) of the Seller Membership Interest is $30,120,000, which, after applying a 5% discount to the Market Value required pursuant to Section 6.13(a)(iii) of the Joint Venture Agreement, results in a “Put Option Price” (as such term is used in the Joint Venture Agreement) of $28,614,000 (the “Purchase Price”).

D.       Pursuant to Section 6.13(g) of the Joint Venture Agreement, the parties desire to enter into this Agreement and effect Purchaser’s purchase from Seller of the Seller Membership Interest.

AGREEMENT

In consideration of the terms set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article I
PURCHASE AND SALE OF THE SELLER MEMBERSHIP INTEREST; CLOSING

Purchaser’s purchase of the Seller Membership Interest shall be deemed to be consummated (the “Closing”) upon the Parties’ delivery to each other of executed signature pages to this Agreement and Purchaser’s delivery to Seller of the Purchase Price via wire transfer of immediately available funds pursuant to wire instructions previously provided by Seller to Purchaser. (Purchaser may, at its option, deduct from its payment of the Purchase Price an amount equal to $435,810.07 in satisfaction of invoices previously issued by Romeo Power to BorgWarner Systems Lugo S.r.l. that remain unpaid as of the date of this Agreement.) Seller shall deliver the Seller Membership Interest to Purchaser free and clear of all Liens (as defined below), other than restrictions on transfer under applicable securities laws. Effective as of the Closing, (a) Purchaser shall own all right, title and interest in and to the Seller Membership Interest, free and clear of all liens and encumbrances, other than restrictions on transfer under applicable securities laws, and (b) none of Seller, BorgWarner or any of their Affiliates (as such term is defined in the Joint Venture Agreement) shall have any continuing equity interest of any type in the Joint Venture, shall cause its designees to the Board of Directors of the Joint Venture to resign immediately, and shall release, and be deemed to have released, any and all security interests in any membership interest in the Joint Venture.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and BorgWarner, jointly and severally, make the following representations and warranties to Purchaser and Romeo Power:

Section 2.1              Title to Seller Membership Interest. Seller holds beneficially and of record the Seller Membership Interest, free and clear of all claims, preemptive rights, leases, charges, easements, assessments, covenants, burdens, restrictions on voting or use, options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, mortgages, deeds of trust, security interests, indentures and similar encumbrances (collectively, “Liens”), other than restrictions on transfer under applicable securities laws.

Section 2.2              Organization, Existence and Good Standing. Each of Seller and BorgWarner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

Section 2.3               Power and Authority. Each of Seller and BorgWarner has full power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation by Seller and BorgWarner of the transactions contemplated hereby have been duly and validly approved by the governing body of each of Seller and BorgWarner to the extent required by such Party’s governing documents and/or applicable law. No other proceedings are necessary on the part of Seller or BorgWarner to authorize the execution, delivery and performance of this Agreement by Seller or BorgWarner and the consummation by Seller and BorgWarner of the transactions contemplated hereby.

Section 2.4               Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Seller and BorgWarner. This Agreement constitutes a valid and binding obligation of each of Seller and BorgWarner, enforceable against each of Seller and BorgWarner in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies (collectively, the “Remedies Exceptions”).

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER and romeo power

Purchaser and Romeo Power, jointly and severally, make the following representations and warranties to Seller and BorgWarner:

Section 3.1               Organization, Existence and Good Standing. Each of Purchaser and Romeo Power is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

Section 3.2               Power and Authority. Each of Purchaser and Romeo Power has full power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation by Purchaser and Romeo Power of the transactions contemplated hereby have been duly and validly approved by the governing body of each of Purchaser and Romeo Power. No other proceedings are necessary on the part of Purchaser or Romeo Power to authorize the execution, delivery and performance of this Agreement by Purchaser or Romeo Power and the consummation by Purchaser or Romeo Power of the transactions contemplated hereby.

Section 3.3               Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and Romeo Power. This Agreement constitutes a valid and binding obligation of each of Purchaser and Romeo Power, enforceable against each of Purchaser and Romeo Power in accordance with its terms, except as limited the Remedies Exceptions.

Article IV
ADDITIONAL AGREEMENTS

Section 4.1               Further Assurances. From and after the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Seller and BorgWarner shall execute such further documents, and perform such further acts, as may be necessary to ensure that, as of immediately following the Closing, the Joint Venture and/or Purchaser retain all assets owned by the Joint Venture as of October 25, 2021 other than (a) any cash paid following such date (i) to satisfy obligations of the Joint Venture in the ordinary course of business, (ii) to purchase assets for the benefit of the Joint Venture and (iii) to Alvarez & Marsal Valuation Services LLC, and (b) other assets consumed in the ordinary course of business. Without limiting the foregoing, Seller and BorgWarner shall (x) cause to be delivered via wire transfer to Romeo Power all cash held by the Joint Venture or on its behalf in any bank account of the Joint Venture or otherwise, in each case as of immediately prior to entering into this Agreement, which cash shall be delivered as soon as practicable following Seller’s receipt of the Purchase Price from the Purchaser pursuant to ARTICLE I but in any event within one business day following such receipt, (y) make available to Romeo Power all raw materials, supplies and finished goods owned by the Joint Venture that currently sit in a facility in Lugo, Italy that is owned by an Affiliate of BorgWarner, with any costs and expenses associated with shipping any such materials, supplies and goods from the Lugo facility to be borne solely by Romeo Power, and (z) UCC lien release filings, as applicable, with respect to the release of security interests contemplated by ARTICLE I.

Section 4.2               Confidentiality. Purchaser acknowledges and agrees that, from and after the Closing, Purchaser and its Affiliates shall continue to bound by the confidentiality obligations set forth in Section 16.1 of the Joint Venture Agreement with respect to all “Confidential Information” (as such term is used in the Joint Venture Agreement) provided to or obtained by Purchaser or any of its employees, subject to the limitations set forth in such Section 16.1.

Section 4.3               Termination of Joint Venture Agreement. Effective as of the Closing, (a) the Joint Venture Agreement shall be deemed terminated, provided that Sections 18.2 (Buy-out Option Upon Termination) and 18.3 (Liquidation) of the Joint Venture Agreement shall not apply with respect to such termination and shall have no further force or effect, (b) BorgWarner’s designees as Directors of the Joint Venture shall be deemed to have resigned, (c) all assets of the Joint Venture (including without limitation all customer contracts to which the Joint Venture (or Purchaser, on the Joint Venture’s behalf) is a party and all rights of the Joint Venture under that certain Intellectual Property License Agreement dated as of May 6, 2019 by and among BorgWarner, Purchaser, Romeo Systems Technology, LLC and the Joint Venture (the “IP License Agreement”)) shall be deemed distributed to Purchaser, (d) the IP License Agreement shall be deemed terminated (it being understood that the provisions referenced in Section 11.3.3 of the IP License Agreement shall survive such termination), and (e) as promptly as practicable thereafter Purchaser shall file with the Secretary of State of the State of Delaware a Certificate of Cancelation with respect to the Joint Venture. It is expressly understood that, following the Closing, neither BorgWarner nor any of its Affiliates shall have any right to participate in such distribution of assets or have any continuing equity interest in the Joint Venture.

Section 4.4               Change of Name. Immediately following the Closing, Romeo Power, Purchaser and the Joint Venture shall cause the name of the Joint Venture to omit any reference to “BorgWarner” (or any variation or deviation thereof). Each of Romeo Power, Seller and the Joint Venture agrees that BorgWarner and its Affiliates have the absolute and exclusive proprietary right to the trademark, trade name and service mark “BorgWarner” and any variation or derivation thereof and any corporate symbols or logos related thereto (collectively, the “BorgWarner Names”). None of Romeo Power, Seller or the Joint Venture shall use (or shall permit any Affiliate to use) the BorgWarner Names in connection with the sale of any goods or services, on their respective signs, purchase orders, invoices, sales orders, labels, letterheads, products, shipping documents, business cards and other materials or otherwise.

Section 4.5               Financial Reporting; Taxes.

a.     From and after the Closing, Romeo Power, Purchaser and the Joint Venture shall afford BorgWarner and its Affiliates, together with their respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other information in the possession or control of Romeo Power, Purchaser or the Joint Venture relating to the assets, liabilities or operations of the Joint Venture with respect to periods prior to the Closing and shall otherwise cooperate in good faith with BorgWarner and its Affiliates to the extent reasonably necessary for tax and financial reporting purposes relating to Seller’s ownership of the Seller Membership Interest prior to the Closing. In respect of such books, records and other information, BorgWarner and its Affiliates shall have the right to make copies and extracts therefrom at its expense, provided that BorgWarner and its Affiliates shall maintain the confidentiality of (except for disclosures in connection with such tax and financial reporting purposes), and not use for any other purpose, any information so provided.

b.     Notwithstanding the termination of the Joint Venture Agreement, all Net Income and Net Losses (as such terms are used in the Joint Venture Agreement) with respect to the Joint Venture’s fiscal year ended December 31, 2021 and with respect to the period from January 1, 2022 through the date of the Closing shall be made in accordance with Sections 15.1 through 15.4 of the Joint Venture Agreement.

c.     Notwithstanding anything to the contrary herein or in the Joint Venture Agreement, in the event of any audit, examination, or other proceeding with respect to any income tax return filed by the Company for any period ending on or before the date of the Closing, (i) Purchaser shall take such actions as are required to cause an election to be made under Section 6226 (or corresponding provisions of state law) to “push out” the adjustments proposed by the Internal Revenue Service (or by the applicable state tax authority) and (ii) Purchaser shall not cause or permit any such audit, examination or other proceeding to be settled or compromised in a manner that would reasonably be expected to create or increase a material tax liability for Seller, or reduce the value of any material asset of the Seller, unless Seller consents (which consent shall not be unreasonably withheld, delayed, or conditioned).

Section 4.6               Employees.  For the avoidance of doubt, no transfer of employment of any employee of BorgWarner or its Affiliates to the Joint Venture shall occur as a result of the Closing, and from and after the Closing, no such employee shall have any obligation to provide services to the Joint Venture, Purchaser or Romeo Power in any capacity. From and after the Closing, each employee of BorgWarner that was engaged in the business of the Joint Venture shall continue to be bound by the confidentiality obligations set forth in Section 16.1 of the Joint Venture Agreement with respect to all “Confidential Information” (as such term is used in the Joint Venture Agreement) provided to or obtained by such employees, subject to the limitations set forth in such Section 16.1. Any employee of BorgWarner or its Affiliates who has worked at Purchaser’s or Romeo Power’s facility on behalf of the Joint Venture or otherwise shall be permitted to remove his or her personal property and any business assets purchased for their use by BorgWarner (including without limitation any laptop computers and other computer hardware) in connection with the Closing.

Article V
MISCELLANEOUS

Section 5.1               Transaction Expenses. Except for the fees and expenses of Alvarez & Marsal Valuation Services LLC, which shall be paid by the Joint Venture, each Party will bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

Section 5.2               Entire Agreement; Amendments. This Agreement and the Joint Venture Agreement constitute the entire understanding and agreement of the Parties respecting the transactions contemplated hereby and, except as expressly provided otherwise herein or therein, supersede all prior or contemporaneous written agreements, arrangements, communications, negotiations and understandings and all prior and contemporaneous oral agreements, arrangements, communications, negotiations and understandings among the Parties regarding the transactions contemplated by this Agreement. Any amendments, waiver or other modifications to this Agreement must be made in writing and duly executed by each Party. Without limiting the generality of the foregoing, no Party has made, and no other Party has relied on, any representation , warranty, covenant or agreement, express or implied, respecting the Joint Venture, its business or the transactions contemplated hereby, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement.

Section 5.3               Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party until such delivering Party has received signature pages from all Parties and all such signature pages have been released by the applicable Party or their authorized representative.

Section 5.4               Delivery by Electronic Transmission. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party or any party to any such contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 5.5               Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under any law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any law in any jurisdiction, such invalidity, illegality or unenforceability will affect no other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction to best give effect to the intent of the Parties under this Agreement.

Section 5.6               Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 5.7             Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, and, except as set forth above, no provision of this Agreement will be deemed to grant or confer any remedy, claim, right or benefit upon any third party, and no Person will otherwise assert any rights as a third-party beneficiary hereunder.

Section 5.8             Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 5.9              Waiver of Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (b) IT MAKES SUCH WAIVERS VOLUNTARILY AND (c) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 5.9.

Section 5.10            Consent to Jurisdiction. EACH OF THE PARTIES AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF WILMINGTON, DELAWARE (AND ANY APPLICABLE APPELLATE COURT IN THE EVENT OF AN APPEAL) WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR SEEKING TO ENFORCE ANY PROVISION OF THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 5.11          Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including each Party’s right to consummate the transactions contemplated by this Agreement. Accordingly, each of the Parties will be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for specific performance of any transaction contemplated by this Agreement), this being in addition to any other remedy to which such Party is entitled at law or in equity, in each case, in any court identified in Section 5.10. Each of the Parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 5.12          Headings. The headings in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 5.13          Public Announcements. No Party shall be deemed restricted by Section 16.1 of the Joint Venture Agreement or otherwise from making any release, announcement or statement regarding the transaction contemplated by this Agreement that may, in the discretion of the releasing Party, be required by or advisable under applicable law or the rules or regulations of any U.S. securities exchange or that otherwise is made in connection with such Party’s status as a publicly traded company, including without limitation statements to analysts or existing or prospective investors.

The Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

ROMEO SYSTEMS, INC.

By:	/s/ Matthew Sant
Name:	Matthew Sant
Title:	General Counsel and Secretary

ROMEO POWER:

ROMEO POWER, INC.

By:	/s/ Matthew Sant
Name:	Matthew Sant
Title:	General Counsel and Secretary

SELLER:

BORGWARNER ITHACA LLC

By:	/s/ Tonit M. Calaway
Name:	Tonit M. Calaway
Title:	Vice President and Secretary

BORGWARNER:

BORGWARNER INC.

By:	/s/ Craig Aaron
Name:	Craig Aaron
Title:	Vice President and Treasurer

THE JOINT VENTURE:

BORGWARNER ROMEO POWER LLC

By:	/s/ Ivan Vasquez
Name:	Ivan Vazquez
Title:	General Manager

[Signature Page to Membership Interest Purchase Agreement]